UNITED NATIONAL ISSUES $20 MILLION OF CAPITAL SECURITIES


Bridgewater, NJ -- March 24, 1997 -- United National Bancorp (NASDAQ-UNBJ), parent company of United National Bank, announced the completion of a $20 million private placement of 10.01% Capital Securities due March 15, 2027. The securities were issued by United National's recently formed subsidiary UNB Capital Trust I, a statutory business trust formed under the laws of the State of Delaware. These securities pay interest semi-annually and interest on the securities may, at the option of United National Bancorp, be deferred for up to 5 years. The interest on the securities may increase by 25 basis points if conditions related to the filing of a registration statement with respect to the securities are not met.

Proceeds of the issue were invested by UNB Capital Trust I in Junior Subordinated Debentures issued by United National Bancorp. The Capital Securities are guaranteed by United National Bancorp. Net proceeds from the sale of the debentures will be used for general corporate purposes.

Thomas C. Gregor, chairman and CEO stated, "This new issue provides capital at very attractive after-tax rates. We believe that issuance of these securities will allow for continued growth of our Company without dilution to our common stockholders."

United National Bancorp is a $1.1 billion asset commercial bank holding company whose principal subsidiary is United National Bank. The Bank operates 19 offices throughout Hunterdon, Middlesex, Somerset, Union and Warren counties in New Jersey. In addition to a complete range of personal and commercial banking products, United National also offers an array of financial services including trust, asset management and investment services.

Contact:   Media--Donald  Reinhard,   908-429-2370;   Analysts/Investors--Donald
Malwitz, 908-429-2405, both of United National.